Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES AGREEMENT TO ACQUIRE

EAST TEXAS, NORTH LOUISIANA GAS PRODUCER FOR $1.2 BILLION IN CASH

DALLAS, TEXAS, July 24, 2006…EXCO Resources, Inc. (NYSE:XCO), through a wholly-owned subsidiary, today announced an agreement to acquire Winchester Energy Company, Ltd. and its affiliated entities from Progress Energy, Inc. (NYSE:PGN) for $1.2 billion in cash, subject to purchase price adjustments.

This acquisition consists of producing and undeveloped natural gas properties with current production of approximately 75 Mmcfe per day from 588 producing wells of which 89% are operated.  The average acquired working interest is 87% with an average 68% net revenue interest.  The properties are located in the Cotton Valley, Hosston and Travis Peak trends in East Texas and North Louisiana.  Proved reserves acquired are approximately 400 Bcfe with probable reserves of 300 Bcfe and possible reserves of 30 Bcfe.  The properties include approximately 775 drilling locations, 33% of which are proved, and 106,000 net acres of leasehold of which 63% is held by production.  The acquisition also includes six gathering systems with 300 miles of pipe and a 54 mile, 16” pipeline with throughput of 115 Mmcf per day, 35% of which throughput is company owned.  The seller’s reserves were estimated by independent petroleum engineers.  Such estimates were subsequently reviewed by EXCO’s internal engineers and adjusted as deemed necessary for additional drilling, well performance and other factors.

Preliminarily, we expect to allocate approximately $780 million to proved reserves, $150 million to the pipeline and gathering assets and approximately $270 million to probable and possible reserves and undeveloped acreage.  The amount allocated to proved reserves represents $1.95 per proved Mcfe ($2.89 per Mcfe including development capital).  Based upon all categories of reserves, the purchase price is $1.44 per Mcfe ($2.69 per Mcfe with all estimated development capital).

Pro forma for this acquisition, EXCO’s total proved reserves are approximately 1.3 Tcfe and its reserves in all categories total approximately 2.0 Tcfe.

In connection with the acquisition, hedges of 18 Bcfe per year for 2007, 2008 and 2009 at prices of $9.07, $8.80 and $8.39, respectively, were put into place by the seller and will be assumed by EXCO.  In addition, EXCO will assume approximately 5.5 Bcfe of additional existing hedges for 2006 from the seller at $9.33 per Mcfe.

The transaction is expected to close on October 2, 2006, subject to customary conditions to closing and governmental clearance.

The acquisition is being financed with a $750 million Term Loan Facility and a new Revolving Credit Facility.  The subsidiary will be classified as an Unrestricted Subsidiary.  The subsidiary will not be a guarantor of EXCO debt obligations nor will EXCO guarantee the indebtedness of the subsidiary.

Douglas H. Miller, EXCO’s Chief Executive Officer has the following comment:

“This acquisition is an important milestone in the execution of our overall acquire and exploit strategy.  The production and future opportunities of the Winchester assets bring our East Texas/North Louisiana focus to a new level.  The combined production of the EXCO East Texas assets and the assets being acquired currently total more than 100 Mmcfe of natural gas per day.  Combined proved reserves in the area will be almost 600 Bcfe and we will have enough undrilled locations for a multiple year drilling program.  Obviously, we are very excited about the opportunities presented by this transaction.”

A conference call has been scheduled for Monday afternoon, July 24, 2006, at 3:15 pm CDT (4:15 pm EDT) to discuss this release.  Please call (800) 309-5788 if you wish to participate, and ask for the EXCO Conference ID# 3429715.  A digital recording will be available starting two hours after the completion of the conference call until August 7, 2006.  Please call (800) 642-1687 and enter Conference ID# 3429715 to hear the recording.  A digital recording of the conference call will also be available on EXCO’s website at www.excoresources.com and can be found under the Investor Relations tab in Conference Calls.  In addition, presentation materials related to this release will be posted on EXCO’s website under the Investor Relations tab.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com.  Our SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisition were made using data furnished by the seller and were reviewed by our internal engineers.  This data may not be as complete as that which is available for our owned properties.  The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use the terms “probable”, “possible” or “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.  While we believe the calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.